Exhibit 4.16

AMENDMENT TO WARRANT

This AMENDMENT TO WARRANT (“Amendment”) is executed as of this 21st day of March 2012, by and on behalf of the undersigned holders (each a “Holder” and together, the “Holders”) of certain warrants to purchase shares of Common Stock, par value $0.01 (each a “Warrant, and together, the “Warrants”), of ImageWare Systems, Inc. (the “Company”), issued on December 20, 2011 pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 12, 2011 (the “Subscription Date”), by and between the Company and the Holders.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned Holder hereby agrees to the Amendment, as set forth below.

1. Subject to the terms and conditions set forth in this Amendment, Section 3, Paragraph (b), and the definition of “ Black Scholes Value” and “Fundamental Transaction” set forth in Sections 14(b) and 14(k), respectively, of each Warrant is hereby amended and replaced in its entirety with the following:

“3.  FUNDAMENTAL TRANSACTIONS.

(b) Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 3(a) above, in the event of the consummation of a Fundamental Transaction that is an all-cash transaction, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of the Fundamental Transaction or (y) the consummation of the Fundamental Transaction, through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the later of (i) the date of consummation of the Fundamental Transaction and (ii) the fifth Trading Day following the date of such request, in each case by paying to the Holder cash in an amount equal to the Black Scholes Value.”

“14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(b) “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 3(b), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the price per share offered for the common stock in the Fundamental Transaction, (ii) a strike price equal to the Exercise Price in effect on the date of the Fundamental Transaction, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of the consummation of the applicable Fundamental Transaction, and (iv) an expected volatility based upon the remaining term of this Warrant as of the date of the Fundamental Transaction.

(k) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.”

2.           The undersigned Holder represents that it owns the Warrant, has not transferred ownership or any right, title or interest in or to the Warrant, and has the requisite power and authority to enter into this Amendment to bind the Holder hereto.

3.           To the extent of any conflicts between this Amendment and the terms and conditions set forth in the Warrant, the terms and conditions set forth herein shall control.  Notwithstanding the execution of this Amendment, all other terms and conditions set forth in the Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment was duly executed as of the date set forth above.

HOLDER:
Name of Holder:

If a partnership, corporation, trust or other business entity:
By:
Print Name:
Print Title:
If an individual:
Signature

IMAGEWARE SYSTEMS, INC.:
By:
Print Name: S. James Miller
Print Title: Chief Executive Officer